Exhibit 10.1

OFFICE LEASE

LAKESHORE TOWERS

LAKESHORE TOWERS LIMITED PARTNERSHIP PHASE IV,

a California limited partnership,

as Landlord,

and

UNITED PANAM FINANCIAL CORP.,

a California corporation,

as Tenant.

LAKESHORE TOWERS BUILDING II

[United PanAm Financial Corp.]

i

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

TABLE OF CONTENTS

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

TABLE OF CONTENTS

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

LIST OF DEFINED TERMS

Accountant	17
Additional Rent	10
Additional Required Work	22
Affiliate	30
Alterations	21
Anticipated First Offer Date	5
Applicable Laws	36
Arbitration Fair Market Rental Value	8
Base Building	22
Base Rent	9
Base Taxes	15
Base Year	10
BOMA	15
Brokers	43
Building	4
Building Common Areas	4
Building Direct Expenses	10
Building Hours	19
Building Operating Expenses	10
Building Tax Expenses	10
CEW Report	37
Comparable Buildings	4
Contemplated Effective Date	29
Contemplated Transfer Space	29
Control	30
Direct Expenses	10
Effective Date	7
Electricity Usage Standard	20
Environmental Laws	37
Estimate Statement	16
Estimated Excess	16
Expansion Option(s)	6
Expense Year	10
Fair Market Rental Value	8
First Offer Commencement Date	6
First Offer Notice	5
First Offer Rent	6
Force Majeure	42
Hazardous Material	38
Holidays	19
HVAC	19
Intention to Transfer Notice	29
Landlord	1
Landlord Parties	24
Landlord Repair Notice	25
Lease	1
Lease Commencement Date	6
Lease Term	6
Letter of Credit	18
Letter of Credit Amount	18
Letter of Credit Bank	18
Lines	23
Mail	42
Management Fee Cap	13
None-Month Period	30
Notices	42
Operating Expenses	10
Option Term	7
Original Improvements	24

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

Original Tenant	5
Other Improvements	44
Outside Agreement Date	8
Outside Date	7
Parking Structure	39
Premises	4
Project	4
Proposition 13	14
Renovations	45
Rent	10
Security Deposit	17
Subject Space	28
Summary	1
Superior Leases	5
Superior Rights	5
Tax Expenses	14
Tenant	1, 7
Tenant Auditor	17
Tenant Work Letter	4
Tenant’s Eyebrow Sign	35
Tenant’s Share	15
Tenant’s Transfer Costs	29
Termination Notice	7
Transfer Notice	28
Transfer Premium	29
Transfer(s)	27
Transferee	28

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBITS

A	OUTLINE OF PREMISES

B	TENANT WORK LETTER

C	LEGAL DESCRIPTION

D	FORM OF NOTICE OF LEASE TERM DATES

E	DIRECT EXPENSES ALLOCATION

F	RULES AND REGULATIONS

G	FORM OF TENANT’S ESTOPPEL CERTIFICATE

H	TENANT’S EYEBROW SIGN LOCATION

I	TENANT’S BUILDING TOP SIGN LOCATION

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

LAKESHORE TOWERS

OFFICE LEASE

This Office Lease (the “Lease”) , dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between LAKESHORE TOWERS LIMITED PARTNERSHIP PHASE IV, a California limited partnership (“Landlord”), and UNITED PANAM FINANCIAL CORP., a California corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	October 20, 2006.

2. Premises (Article 1):

2.1 Building:	Building II 18191 Von Karman Avenue Irvine, California

2.2 Premises:	Approximately 31,214 rentable (29,857 usable) square feet of space located on the second (4,713 rentable/4,200 usable square feet) and third floors (26,501 rentable/25,657 usable square feet) of the Building and commonly known as Suites 250 and 300, as further set forth in Exhibit A to the Lease.

3. Lease Term (Article 2).

3.1 Length of Term of Lease of Premises:	Sixty-one (61) months, plus the partial month, if any, between the Lease Commencement Date and the first day of the following calendar month.

3.2 Lease Commencement Date:	April 1, 2007.

3.3 Lease Expiration Date:	The last day of the sixty-first (61st) month of the Lease Term.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

4.	Base Rent
(Article 3):

Months*	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Lease Commencement
Date Through Month 12	$973,876.80	$81,156.40	$31.20
Months 13 through 24	$992,605.20	$82,717.10	$31.80
Months 25 through 36	$1,011,333.60	$84,277.80	$32.40
Months 37 through 48	$1,030,062.00	$85,838.50	$33.00
Months 49 through 61	$1,048,790.40	$87,399.20	$33.60

*	Base Rent for the first full month of the Term shall be abated. As used herein a “month” means a calendar month. If the Lease Commencement Date is other than the first day of a calendar month, the Base Rent for such partial calendar month shall be prorated pursuant to Article 3 of the Lease and such prorated Base Rent shall be due and payable on the tenth (10th) day following the Lease Commencement Date. For example, if the Lease Commencement Date is the 15th day of April 2007, prorated Base Rent for April 2007 would be due on April 25, 2007.

5. Base Year (Article 4):	Calendar year 2007

6. Tenant’s Share (Article 4):	Approximately 24.14%

7. Permitted Use (Article 5):	General office use consistent with a first-class office building.

8. Security Deposit (Article 4):	$87,399.20

9. Parking (Article 27):	124 unreserved parking spaces of which seven (7) spaces must, subject to the terms of Article 27 of this Lease, be for the use of reserved parking spaces in the subterranean parking area under the Building.

Parking Space Fees:	Unreserved Rate Per Space Per Month	Reserved Rate Per Space Per Month	Building Reserved Rate Per Space Per Month
	$55.00	$125.00	$150.00

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

10. Address of Tenant (Section 28.18):

Prior to Lease Commencement Date:

United PanAm Financial Corp.

Attn: Justin White

3990 Westerly Place, Suite 200

Newport Beach, CA 92660

After Lease Commencement Date:

United PanAm Financial Corp.

Attn: Justin White

18191 Von Karman Avenue, Suite 300

Irvine, CA 92612

11. Address of Landlord (Section 28.18):	See Section 28.18 of the Lease.

12. Broker(s) (Section 28.24):

Madison Street Partners

8105 Irvine Center Drive, Suite 730

Irvine, CA 92618

Attention: David Kinney

with a copy to:

Cushman & Wakefield of California, Inc.

1920 Main Street, Suite 600

Irvine, CA 92614

Attention: Jeffrey Osborn

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each of the floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the Building (as defined below) only, and such exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas (as defined below) or the elements thereof or of the accessways to the Premises or the Project (as defined below). Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter“), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project known as “Lakeshore Towers”. The term “Project”, as used in this Lease, shall mean (i) the land on which the Project is located which land is described in Exhibit C hereto, (ii) the Building, (iii) the Common Areas, (iv) the other buildings located in the Project, and (v) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with Project tenants the Project Common Areas and the non-exclusive right to use in common with other Building tenants the Building Common Areas, subject to the rules and regulations referred to in Article 5 of this Lease. Those portions of the Project which are provided for use in common by Landlord, Tenant and any other tenants of the Project and such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”. The Common Areas shall consist of the Project Common Areas and the Building Common Areas. The term “Project Common Areas” shall mean (i) the portion of the Project designated as such by Landlord and (ii) all common areas designated in that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for the Lakeshore Towers, dated October 17, 1989, recorded October 23, 1989, as Instrument No. 89569018 of the Official Records of Orange County, California (the “CC&Rs”). The term “Building Common Areas” shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, provided that Landlord shall maintain and operate same in a manner consistent with that of other first-class, high-rise office buildings in the John Wayne Airport/South Coast Plaza, Costa Mesa, California area, which are comparable in size (containing at least 125,000 rentable square feet), quality of construction, and services and amenities to the Building (the “Comparable Buildings”) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas so long as Tenant’s access to and use of the Premises is not adversely affected during Building Hours (as defined below).

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

1.2 Verification of Rentable Square Feet and Usable Square Feet of Premises, Building, and Project. For purposes of this Lease, “rentable square feet” and “usable square feet” shall be calculated pursuant to BOMA (as defined below). In the event that the rentable area of the Premises, the Building and/or the Project shall hereafter change due to subsequent alterations and/or other modifications to the Premises, the Building and/or the Project, the rentable area of the Premises, the Building and/or the Project, as the case may be, shall be appropriately adjusted as of the date of such alteration and/or other modification, based upon the written verification by Landlord’s space planner of such revised rentable area. In the event of any such adjustment to the rentable area of the Premises, the Building and/or the Project, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area (including, without limitation, the amount of the Rent (as defined below)) shall be modified in accordance with such determination.

1.3 Right of First Offer. Subject to the provisions of Section 1.3.6 below, Landlord hereby grants to Original Tenant, a right of first offer with respect to any space on the second (2nd) and fourth (4th) floors of the Building (the “First Offer Space”). Notwithstanding the foregoing, (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of (i) that certain Lease dated                      between Landlord, as landlord, and McDermott Will & Emery LLP, as tenant, and (ii) Landlord, as landlord, and                      as tenant (items (i) and (ii), collectively, the “Superior Leases”), including any renewal or extension of such Superior Leases, provided such renewal or extension is pursuant to an express written provision in such Superior Lease, but regardless of whether any such renewal or extension is consummated strictly pursuant to the terms of such express written provisions, or pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, rights of first offer or similar rights previously granted to the tenants of the Superior Leases (the rights described in items (i) and (ii) above to be known collectively as “Superior Rights”). Tenant’s Right of First Offer shall be on the terms and conditions set forth in this Section 1.3. As used herein “Original Tenant” means United PanAm Financial Corp. and any Affiliate (as defined below) of United PanAm Financial Corp. that receives an assignment of all of Tenant’s interest in this Lease. Contiguous space no less than 5000 sq. ft.

1.3.1 Procedure for Offer. During the initial Lease Term and during the first twenty four (24) months of the Option Term (if applicable), Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord determines that marketing for any portion of the First Offer Space will commence because such portion of the First Offer Space shall become available for lease to third parties, provided that no holder of a Superior Right wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant, shall set forth the date (“Anticipated First Offer Date”) upon which Landlord anticipates that the First Offer Space shall become available for lease to third parties (subject to any holdover of any then existing tenant) and shall set forth the First Offer Rent (as defined below) and the other economic terms upon which Landlord is willing to lease such space to Tenant.

1.3.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within five (5) days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first offer with respect to the space described in the First Offer Notice on the terms contained in such notice. In the event that concurrently with Tenant’s exercise of the first offer right, Tenant notifies Landlord that it does not accept the First Offer Rent set forth in the First Offer Notice, the First Offer Rent shall be determined in accordance with the procedures set forth in Section 2.2.4 of this Lease; otherwise, the First Offer Rent shall be as set forth in Landlord’s First Offer Notice. If Tenant does not so notify Landlord within the five (5) day period of Tenant’s exercise of its first offer right, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires for a period of one hundred eighty (180) days commencing upon the expiration of the five (5) day period, after which time, Tenant’s rights to such space under this Section 1.3 shall renew. In the event that Landlord does lease all or a portion of the First Offer Space pursuant to this Section 1.3.2, then such lease and all of its terms shall become a Superior Lease and the rights described in items (i) and (ii) of Section 1.3 above with respect to such lease shall be included within the Superior Rights. Notwithstanding anything to the contrary contained

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3 First Offer Space Rent. The “First Offer Rent” shall be as set forth in the First Offer Notice or, if Tenant properly objects to the First Offer Rent pursuant to Section 1.3.2 above, the First Offer Rent shall be the Fair Market Rental Value (as defined below) for the First Offer Space.

1.3.4 Construction In First Offer Space. Tenant shall lease the First Offer Space, except as otherwise provided in this Lease in connection with the Base Building and any Common Areas on the floor where the First Offer Space is located, in its “as is” condition (except to the extent an improvement allowance is granted in connection with the determination of the Fair Market Rental Value in Section 1.3.3 above and except as otherwise set forth in this Lease), and Tenant’s construction of improvements in the First Offer Space shall otherwise be in accordance with the Tenant Work Letter.

1.3.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days after determination of the First Offer Rent execute an amendment to this Lease adding such First Offer Space to the Premises upon the terms and conditions as set forth in this Section 1.3. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence on a date determined as a component of the First Offer Rent (the “First Offer Commencement Date”), and shall terminate on the Lease Expiration Date, as the same may be extended.

1.3.6 Termination of Right of First Offer. The rights contained in this Section 1.3 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant, and/or its Affiliates occupy more than fifty percent (50%) of the Premises as of the date of the First Offer Notice. (iv) if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease after expiration of any applicable cure periods.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall subject to Force Majeure, be as set forth in Section 3.1 of the Summary and shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”). At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit D, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Lease Commencement Date Delay.

2.2.1 Delay In Possession. If Landlord is unable to deliver possession of the Premises to Tenant with the Tenant Improvements substantially complete (as defined in the Tenant Work Letter) on or before March 15, 2007, Landlord shall not be subject to any liability for its failure to do so. If Landlord is unable to deliver possession of the Premises to Tenant with the Tenant Improvements substantially complete on or before the Outside Date, Tenant’s sole remedy shall be to terminate this Lease as provided in Section 2.2.2 below. For purposes of this Lease, the “Outside Date” shall be May 15, 2007 as extended by the number of days of “Tenant Delays” as described in Exhibit B hereto and by the number of days of delay due to Force Majeure (as defined below).

2.2.2 Tenant’s Notice of Termination. If Landlord fails to deliver the Premises to Tenant with the Tenant Improvements substantially complete by the Outside Date, Tenant’s sole remedy shall be the right to deliver a notice to Landlord (“Termination Notice”) electing to terminate this Lease effective on Landlord’s receipt of the Termination Notice

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

(“Effective Date”). Except as provided below, the Termination Notice must be delivered to Landlord by Tenant, if at all, no later than fifteen (15) business days after the Outside Date.

2.2.3 Landlord’s Suspension of Effective Date. If Tenant delivers the Termination Notice to Landlord, Landlord shall have the right to suspend the Effective Date until thirty (30) days after the original Effective Date. In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Termination Notice, a certificate of the general contractor in charge of construction certifying that it is that contractor’s best good faith judgment that the delivery of the Premises with the Tenant Improvements substantially complete will occur within thirty (30) days after the original Effective Date. If Landlord provides this certificate and delivery of the Tenant Improvements substantially complete occurs within that thirty (30) day suspension period, the Termination Notice shall be of no force or effect. If, however, such delivery does not occur within that thirty (30) day suspension period, this Lease shall terminate as of the date of expiration of the thirty (30) day period.

2.2.4 Extension of Outside Date. If before the Outside Date Landlord determines that delivery of the Premises with the Tenant Improvements substantially complete will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord’s reasonable, good faith estimate of the date by which such delivery will occur. Tenant will be required within ten (10) business days after receipt of such notice either to deliver the Termination Notice (which will mean that this Lease shall terminate and be of no further force and effect) or agree to extend the Outside Date to the date stated in Landlord’s notice. Tenant’s failure to respond in writing within such ten (10) business day period shall constitute Tenant’s agreement to extend the Outside Date to the date stated in Landlord’s notice. If the Outside Date is so extended, Landlord’s right to request Tenant to elect to either terminate or further extend the Outside Date shall remain and continue to remain, with each of the notice periods and response periods set forth above, until possession of the Premises with Tenant Improvements substantially complete have been delivered to Tenant or until this Lease is terminated.

2.3 Option Term.

2.3.1 Option Right. Landlord hereby grants to Tenant one (1) option to extend the Lease Term for a period of five (5) years ( “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of applicable cure periods,. Upon the proper exercise of such option to extend, and provided that, as of the end of the initial Lease Term or Option Term, as applicable, Tenant is not in default under this Lease, after the expiration of applicable cure periods, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.3 shall be personal to Tenant and may only be exercised by Tenant if Original Tenant occupies the entire Premises. (References to “Tenant” in this Section 2.3 and elsewhere in this Lease with respect to the Option Term shall mean Original Tenant).

2.3.2 Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Market Rental Value” for the Premises. As used herein, “Fair Market Rental Value” shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which, as of the commencement of the Option Term, or as of the First Offer Commencement Date, as applicable, taking into consideration only those transactions involving the services of a professional real estate broker, tenants leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises, or First Offer Space, as applicable, for a term of five (5) years, or comparable to the term of the lease of the First Offer Space, as applicable, which comparable space is located in the Project and in Comparable Buildings, in either case taking into consideration the following: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same can be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant; and (c) other reasonable monetary concessions being granted or

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

charges being imposed upon such tenants in connection with such comparable space, including parking concessions or charges; provided, however, that in calculating the Fair Market Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a ?realestate brokerage commission in connection with Tenant’s extension of its lease of the Premises, or lease of the First Offer Space, as applicable, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. When considering rental rates in the Comparable Buildings, adjustments shall be made to such rates to increase or decrease such rates, as applicable, based on substantial historical differences between the rental rates of the Building and any applicable Comparable Building. In calculating the Option Rent, no consideration shall be given to any period of rental abatement granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.

2.3.3 Exercise of Option. The option contained in this Section 2.3 shall be exercised by Tenant, if at all, delivering written notice (“Option Exercise Notice”) to Landlord not more than twelve (12) months nor less than six (6) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option. Landlord, after receipt of Option Exercise Notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than nine (9) months prior to the expiration of the initial Lease Term setting forth the Option Rent. Within thirty (30) days after Tenant’s receipt of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. If Tenant timely and appropriately objects to the Option Rent contained in the Option Rent Notice, the parties shall follow the procedure and the Option Rent shall be determined as set forth in Section 2.3.4, below.

2.3.4 Determination of Option Rent. If Tenant fails to timely and appropriately object to Option Rent or First Offer Rent, then the Option Rent or First Offer Rent shall be as set forth in the Option Rent Notice or First Offer Rent Notice, as the case may be. If Tenant timely and appropriately objects to the Option Rent or First Offer Rent, Landlord and Tenant shall attempt to agree upon the applicable Fair Market Rental Value using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent or First Offer Rent, as applicable (the “Outside Agreement Date”), then each party shall make a separate determination of the applicable Fair Market Rental Value (the “Arbitration Fair Market Rental Value(s)”), within fifteen (15) days following the Outside Agreement Date and such determinations shall be submitted to arbitration in accordance with Sections 2.3.4.1 through 2.3.4.7, below.

2.3.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of commercial high rise properties in the John Wayne Airport/South Coast Plaza (Center Area) area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Arbitration Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 2.3.2 of this Lease. Each such arbitrator shall be appointed within twenty (20) days after the applicable Outside Agreement Date.

2.3.4.2 The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

2.3.4.3 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Value, and shall notify Landlord and Tenant thereof.

2.3.4.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.3.4.5 If either Landlord or Tenant fails to appoint an arbitrator within twenty (20) days after the applicable Outside Agreement Date, the arbitrator appointed by one of

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.3.4.6 If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association Commercial Rules of Arbitration but subject to the instruction set forth in this Section 2.3.4.

2.3.4.7 The cost of the arbitrator appointed by Landlord shall be paid by Landlord. The cost of the arbitrator appointed by Tenant shall be paid by Tenant. The cost of the third arbitrator shall be shared equally by Landlord and Tenant.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the second full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any Base Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Base Rent is for a period which is shorter than one month, the Base Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Base Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay Tenant’s Share (as defined below) of the annual Building Direct Expenses (as defined below) which are in excess of the amount of Building Direct Expenses for the Base Year (as defined below); provided, however, that in no event shall any decrease in Building Direct Expenses for any Expense Year (as defined below) below Building Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent”. All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Base Year. “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 Building Direct Expenses. “Building Direct Expenses” shall mean Building Operating Expenses and Building Tax Expenses (as defined below).

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

4.2.3 Building Operating Expenses. “Building Operating Expenses” shall mean the portion of Operating Expenses (as defined below) allocated to the tenants of the Building pursuant to the terms of Section 4.3 below.

4.2.4 Building Tax Expenses. “Building Tax Expenses” shall mean that portion of Tax Expenses (as defined below) allocated to the tenants of the Building pursuant to the terms of Section 4.3 below.

4.2.5 Direct Expenses. “Direct Expenses” shall mean Operating Expenses and Tax Expenses.

4.2.6 Expense Year. “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires. Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period and, in the event of any such change, Tenant’s Share of Building Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.7 Operating Expenses.

4.2.7.1 Inclusions to Operating Expenses. “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, subject to the terms and provisions of Section 4.2.7. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:

(i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith;

(ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program;

(iii) the cost of earthquake insurance and all other insurance carried by Landlord in connection with the Project as reasonably determined by Landlord;

(iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof;

(v) the cost of non-capital (as determined pursuant to generally accepted accounting principles) parking area repair, restoration, and maintenance;

(vi) fees and other costs, including reasonable management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project;

(vii) payments under any equipment rental agreements and the fair rental value of any management office space;

(viii) subject to Section 4.2.7.2(vi) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project;

(ix) operation, repair and maintenance of all systems and equipment and components thereof of the Project;

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

(x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, and repair to roofs and reroofing;

(xi) amortization (including interest on the unamortized cost) over the useful life, determined in accordance with generally accepted accounting principles, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof;

(xii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof (but only to the extent of the annual cost savings reasonably anticipated by Landlord), (B) that are required to comply with present or anticipated reasonable conservation programs, (C) which are replacements of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation enacted after the date of this Lease; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over its useful life reasonably determined in accordance with generally accepted accounting principles;

(xiii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses; and

(xiv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building with other buildings in the Project.

4.2.7.2 Exclusions to Operating Expenses. Notwithstanding the provisions of Section 4.2.7.1 above, for purposes of this Lease, Operating Expenses shall not, however, include:

(i) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas or parking facilities);

(ii) except as set forth in Sections 4.2.7. 1 (xi), (xii), and (xiii) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(iii) costs for which Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(iv) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(v) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

which constitutes Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(vi) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(vii) amounts paid as ground rental for the Project by Landlord;

(viii) except for a Project management fee to the extent allowed pursuant to item (xiii), below, overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(ix) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(x) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(xi) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(xii) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(xiii) fees payable by Landlord for management of the Project in excess of five percent (5%) (the “Management Fee Cap”) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Building with all tenants paying rent, including base rent, pass-throughs, and parking fees (but excluding the cost of after hours services or utilities) from the Project for any calendar year or portion thereof;

(xiv) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(xv) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(xvi) costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

(xvii) costs (A) incurred to comply with laws relating to the removal of Hazardous Material (as defined below) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; and (B) costs incurred to remove, remedy, contain, or treat Hazardous Material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto;

(xviii) costs arising from Landlord’s charitable or political contributions;

(xix) any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

(xx) the cost of any magazine, newspaper, trade or other subscriptions;

(xxi) any amount paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the cost of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(xxii) costs arising from Landlord’s failure to comply with any applicable governmental laws or regulations in existence at the time of the Lease Commencement Date;

(xxiii) costs relating to categories of expenses for the Project parking areas which were not included in Operating Expenses during the Base Year, except to the extent the Base Year is retroactively adjusted to include such categories; and

(xxiv) any entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.8 Taxes.

4.2.8.1 Tax Expenses. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof including the parking areas. Tax Expenses shall include, without limitation:

(i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof;

(ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies;

(iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) all of the real estate taxes and assessments imposed upon or with respect to the Building and Project. To the extent such taxes are not currently known, Landlord shall reasonably estimate the taxes and the Base Year Tax Expenses shall be adjusted accordingly upon receipt of the actual tax adjustment based upon such reassessment.

4.2.8.2 Other Costs. Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable; provided, however, in no event shall the amount to be refunded Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents,

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.8.3 Base Taxes. The amount of Tax Expenses for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as the “Base Taxes.” If in any comparison year subsequent to the Base Year the amount of Tax Expenses decreases below the amount of Base Taxes for the Premises, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in Tax Expenses occurred, the Base Taxes and therefore the Base Year shall be decreased by an amount equal to the decrease in Tax Expenses; provided, however, if the amount of Tax Expenses for the Premises subsequently increases in any comparison year from that decreased amount, the Base Taxes for the Premises shall be increased by an amount equal to the increase in the Tax Expenses for the Premises but not in excess of the Base Taxes for the Base Year (calendar year 2007).

4.2.9 Tenant’s Share. “Tenant’s Share” shall mean the percentages set forth in Section 6 of the Summary. Tenant’s Share is calculated by multiplying the number of rentable square feet of the Premises as set forth in Section 2 of the Summary by 100, and dividing the applicable product by the rentable square feet in the Building. The rentable square feet in the Premises and Building is measured pursuant to the Building Owners and Managers Association Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 - 1996 (“BOMA”), provided that the rentable square footage of the Building shall include all of, and the rentable square footage of the Premises therefore shall include a portion of, the square footage of the ground floor Common Areas located within the Building and the Common Area and occupied space of the portion of the Building or Project, dedicated to the service of the Building. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is remeasured, Tenant’s Share for the Premises shall be appropriately adjusted and, as to the Expense Year in which such change occurs, Tenant’s Share for the Premises for such Expense Year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord in accordance with the CC&Rs, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Direct Expenses for purposes of this Lease (such allocation in accordance with the CC&Rs is further described in Exhibit E hereto). Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, the applicable Tenant’s Share of Building Direct Expenses for such Expense Year exceeds the applicable Tenant’s Share of Building Direct Expenses applicable to the Base Year for the Premises, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess (as defined below), and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

determination is made of Tenant’s Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Building Direct Expenses. Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Building Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Building Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Personal Property Taxes. Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 Taxes on Improvements in Premises. If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above; provided that Landlord uniformly applies such excess assessed valuation for the same period uniformly to all tenants in the Building.

4.5.3 Other Taxes. Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility, or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Books and Records. Within six (6) months after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm, has previous experience in reviewing financial operating

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

records of landlords of office buildings, and is retained by Tenant on a non contingency fee basis) (the “Tenant Auditor”), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under the applicable Estimated Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within six (6) months following Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such certification by the Accountant proves that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant, and the cost of such determination certification, shall be paid for by Landlord. Any reimbursement amounts determined to be owing by Landlord to Tenant or by Tenant to Landlord shall be (i) in the case of amounts owing from Tenant to Landlord, paid within thirty (30) days following such determination, and (ii) in the case of amounts owing from Landlord to Tenant, credited against the next payment of Rent due Landlord under the terms of this Lease, or if the Lease Term has expired, paid to Tenant within thirty (30) days following such determination. In no event shall this Section 4.6 be deemed to allow any review of any of Landlord’s records by any subtenant of Tenant. Tenant agrees that this Section 4.6 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable or not payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

4.7 Security Deposit.

4.7.1 Security Deposit. Upon execution of this Lease, Tenant shall deposit or cause to be deposited with Landlord a cash sum in the amount of Eighty-Seven Thousand Three Hundred Ninety-Nine and 20/100 Dollars ($87,399.20) (the “Security Deposit”). Landlord shall hold the Security Deposit as security for the performance of Tenant’s obligations under this Lease. If Tenant defaults on any provision of this Lease, Landlord may, after such notice as may be required under this Lease and without prejudice to any other remedy it has, apply all or a part of the Security Deposit to:

4.7.1.1 Any Rent or other sum in default; or

4.7.1.2 Any expense, loss, or damage that Landlord may suffer because of Tenant’s default including, without limitation, Rent that would accrue after such default.

4.7.2 Landlord’s Transfer of Security Deposit on Transfer of Real Property. If Landlord disposes of its interests in the Premises, Landlord may deliver or credit the Security Deposit to Landlord’s successor-in-interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.

4.7.3 Restoration of Security Deposit. If Landlord applies any portion of the Security Deposit pursuant to Section 4.7.1 above, Tenant shall, within thirty (30) days after demand by Landlord, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount.

4.7.4 Interest on Security Deposit. Tenant is not entitled to any interest on the Security Deposit.

4.7.5 Return of Security Deposit. If Tenant performs every provision of this Lease to be performed by Tenant, the unused portion of the Security Deposit shall be returned to Tenant or the last assignee of Tenant’s interest under this Lease within thirty (30) days following the expiration or termination of the Lease Term.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

4.8 Letter of Credit.

4.8.1 Delivery of Letter of Credit. In lieu of depositing cash in the amount of the Security Deposit with Landlord, Tenant may, on execution of this Lease, deliver to Landlord and cause to be in effect during the Lease Term an unconditional, irrevocable letter of credit (the “Letter of Credit”) in the amount specified in Section 8 of the Summary (which amount is the amount of the Security Deposit) (the “Letter of Credit Amount”). The Letter of Credit shall be in form and content acceptable to Landlord, in its sole discretion, and shall be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord (the “Letter of Credit Bank”). The Letter of Credit Bank must be a financial institution that accepts deposits, maintains accounts, has a local Orange County, California office that will negotiate a letter of credit, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the Letter of Credit. If the term of the Letter of Credit will expire prior to the expiration of the Lease Term, Tenant shall deliver to Landlord, at least thirty (30) days prior to the Letter of Credit expiration date, a renewal of the Letter of Credit or replacement Letter of Credit which satisfies the conditions of Section 4.8.2.

4.8.2 Replacement of Letter of Credit. Tenant may, from time to time, replace any existing Letter of Credit with a new letter of Credit (which new Letter of Credit may reflect a reduced Letter of Credit amount contemplated by Section 4.8.1 above), if the new Letter of Credit:

(i) becomes effective at least thirty (30) days before expiration of the Letter of Credit that it replaces;

(ii) is in the required Letter of Credit Amount;

(iii) is issued by a Letter of Credit Bank; and

(iv) otherwise complies with the requirements of this Section 4.

4.8.3 Landlord Right to Draw on Letter of Credit. Landlord shall hold the Letter of Credit as security for the performance of Tenant’s obligations under this Lease. If Tenant defaults on any provision of this Lease, Landlord may, after such notice as may be required under this Lease and without prejudice to any other remedy it has, draw on the Letter of Credit to (i) pay any Rent or other sum in default or (ii) pay or reimburse any expense, loss, or damage that Landlord may suffer because of Tenant’s default. If Tenant fails to renew or replace the Letter of Credit at least thirty (30) days before its expiration, Landlord may, without prejudice to any other remedy it has, draw on all of the Letter of Credit.

4.8.4 Letter of Credit Security Deposit. Any amount of the Letter of Credit that is drawn on by Landlord but not applied by Landlord shall be held by Landlord and shall be treated as the Security Deposit which may be applied by Landlord for the purposes described in Section 4.7.

4.8.5 Restoration of Letter of Credit. If Landlord draws on any portion of the Letter of Credit pursuant to Section 4.8.3 above, Tenant shall, within thirty (30) days after demand by Landlord, cause the Letter of Credit Amount to be restored as such amount may be reduced pursuant to Section 4.8.1 above.

4.8.6 Landlord’s Transfer of Letter of Credit on Transfer of Premises. If Landlord disposes of its interest in the Premises, Landlord shall transfer or assign the Letter of Credit to the Landlord’s successor-in-interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

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5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit F, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project including, without limitation, any such laws, ordinances, regulations or requirements relating to Hazardous Material. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00pm (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of six (6) watts per usable square foot of the Premises, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of two (2) watts per usable square foot of the Premises, which electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.4 Landlord shall provide janitorial services to the Premises and window washing services in a manner consistent with Comparable Buildings.

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours and shall have one elevator available at all other times, including on the Holidays.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use.

6.2.1 Non-Electrical Usage. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the cost of such increased use directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. If Tenant desires to use HVAC during non-Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply HVAC, and Landlord shall supply HVAC to the Premises. The cost of after-hours HVAC is currently Sixty Dollars ($60.00) per hour, per floor. Is this pro-rated for the 2nd floor?Such cost shall increase hereafter only to the extent of an increase occurring after the date of this Lease in the actual cost to Landlord of providing such HVAC services. The cost of HVAC supplied by Landlord during non-Building Hours shall be paid by Tenant as Additional Rent.

6.2.2 Electrical Usage. If in any month Tenant uses electricity (not including any electricity consumed in connection with the operation of the Building’s main HVAC system) in excess of the Electricity Usage Standard (as defined below), Tenant shall pay to Landlord, upon billing, Landlord’s cost of such excess consumption and the reasonable cost of the installation, operation, and maintenance of equipment which is required to be installed to supply such excess capacity and/or consumption to Tenant. For purposes hereof, the “Electricity Usage Standard” shall be an average of five (5) watts per rentable square foot of the Premises of actual consumption, on a monthly Business Hours basis. Tenant’s use of electricity shall not exceed the capacity of the feeders to the Project or the risers or wiring installation (which capacity is eight (8) watts per rentable square foot) and Tenant shall promptly discontinue any such excess use promptly following receipt of notice of the same from Landlord. In those cases where Landlord proposes to install equipment to be paid for by Tenant or otherwise is proposing to require Tenant to pay for any cost related to such excess consumption, Tenant may require Landlord, as a condition of such charge by Landlord, to reasonably demonstrate that Landlord’s actions and such charges are consistent with the requirement of this Lease.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises upon reasonable advance notice to Tenant at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction.

8.2.1 Conditions to Alterations. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, (i) the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, and (ii) the requirement that upon Landlord’s request Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Irvine, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange, in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.2.1.1 Base Building Changes. In the event any Alterations which Tenant proposes to make to the Premises require or give rise to governmentally-required changes (“Additional Required Work”) to the Base Building, Landlord and Tenant shall work together to eliminate, if possible, or otherwise minimize the Additional Required Work. Absent elimination of such Additional Required Work or a mutually acceptable allocation of such

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

changes as between Landlord and Tenant, the cost of such changes shall be borne by Tenant. As used herein, (i) “Base Building” means the structural portions of the Building, the Base Building Systems, the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building, and (ii) “Base Building Systems” means all systems and equipment (including plumbing, HVAC, electrical fire/life/safety elevator and security systems) that serve all or part of the Building.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) cause its contractors to sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, in connection with any Alteration Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any such Alterations or improvements and to repair any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws (as defined below)) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, provided that the terms of the foregoing assumption of risks shall not apply to the gross negligence or willful misconduct of Landlord. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate 0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required of tenants in Comparable Buildings occupying comparable space and engaged in a similar use as Tenant.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord.

11.1.1 Damage to Building. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any restrooms serving the Premises shall not be materially impaired.

11.1.2 Damage to Premises. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term. In the event Landlord does not terminate this Lease as set forth above, and in Landlord’s reasonable judgment, the repairs cannot be completed within such one hundred eighty (180) days, as set forth in (i) above, Landlord shall provide Tenant with written notice of the time within which such repairs may be completed, in Landlord’s reasonable judgment.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of ninety (90) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfer(s)” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium (as defined below) in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit G. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within fifteen (15) days after written request by Landlord, in an amount not to exceed One Thousand Five Hundred Dollars ($1,500) in the aggregate, for a Transfer in the ordinary course of business (for purposes hereof, a Transfer shall be deemed not to be in the “ordinary course of business” if Landlord is required to review documentation related to such Transfer on more than two (2) separate occasions).

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice to lease space in the Project and, at the time Tenant requests approval of the Transfer, there is space within the Project which would satisfy the space requirements of such Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord one-half (1/2) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Base Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer (on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses for any reasonable brokerage commissions in connection with the Transfer incurred by Tenant (“Tenant’s Transfer Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

received by Tenant under the Transfer. For purposes of calculating the Transfer Premium on a monthly basis, (i) Tenant’s Transfer Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer and (ii) the Rent paid for the Subject Space by Tenant shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 14.4), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated transfer (whether or not such contemplated transfer or any of the terms of such contemplated transfer have been determined). The Intention to Transfer Notice shall specify the portion of the rentable amount of square feet of the Premises which Tenant intends to transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated transfer (the “Contemplated Effective Date”) and the contemplated length of the term of such contemplated transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date until the last day of the term of the contemplated transfer is set forth in the Intention to Transfer Notice. In the event of a recapture by Landlord, this Lease shall be cancelled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such fifteen (15) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any transfer made during the Nine Month Period, provided that any such transfer is substantially on the terms set forth in the Intention to Transfer Notice and, provided further, that any such transfer shall be subject to the remaining terms of this Article 14. If such a transfer is not so consummated within the Nine Month Period (or if the transfer is so consummated, then upon the expiration of the term of any transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

14.6 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an entity which is controlled by, controls, or is under common control with, Tenant (an “Affiliate”), shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control”, as used in this Section 14.7, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by the ownership of voting securities, by contract or otherwise.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 125% during the first ninety (90) days of such holdover period and thereafter 150%. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES/FINANCIAL STATEMENTS

17.1 Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit G, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

17.2 Financial Statements. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present (including that certain Second Amended and Restated Ground Lease (Parcel 1), dated September 25, 1989, between Parker-Hannifin Corporation, as lessor, and Landlord, as lessee, as amended by that certain First Amendment to Second Amended and Restated Ground Lease (Parcel 1), dated October 17, 1989) and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within seven (7) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment (as such term is defined by California Civil Code Section 1951.3) of the Premises by Tenant without continuing to pay rent and Tenant is otherwise in default under this Lease; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) days after notice from Landlord, provided however, such notice shall be in addition to, and not in lieu of, the periods, if any, for performance set forth in such Articles of this Lease.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of the amount of any unpaid rent which has been earned at the time of such termination; plus

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 24 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

19.5 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless (i) in the event such default is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of written notice from Tenant that the same was not paid when due, or (ii) in the event such default is other than the obligation to pay money, Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.

ARTICLE 21

SUBSTITUTION OF OTHER PREMISES

[INTENTIONALLY DELETED]

ARTICLE 22

SIGNS

22.1 Third Floor. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises on the third floor of the Building including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

22.2 Second Floor. Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage on its entry door to the premises on the second floor of the Building shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

22.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as otherwise provided herein, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

22.4 Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to designate two (2) name strips to be displayed under Tenant’s entry in such directory for the Premises.

22.5 Tenant’s Right to Exterior Building Signs. As long as Original Tenant continues to occupy the entire third floor of the Building during the Lease Term, (i) Tenant shall have the exclusive right to display its name on an “eyebrow” sign on the Building at the location shown on Exhibit H (“Tenant’s Eyebrow Sign”) Tenant shall have the exclusive right to

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

display its name on the Von Karman Avenue side of the Building as shown on Exhibit I (“Tenant’s Building Top Sign”). As used herein, “Tenant’s Sign” means either Tenant’s Eyebrow Sign or Tenant’s Building Top Sign. Tenant shall advise Landlord in writing within ten (10) days of receipt of Landlord’s notice that Tenant’s Building Top Sign rights are available. Failure of Tenant to advise Landlord with such ten (10) day period of its election to install Tenant’s Building Top Sign shall be deemed Tenant’s election to waive its right to Tenant’s Building Top Sign and Landlord may thereafter grant Building top signage rights to others without any obligation to Tenant. If Tenant elects to install Tenant’s Building Top Sign, concurrently with such installation, Tenant shall remove Tenant’s Eyebrow Sign pursuant to Section 22.7 below. Tenant’s Sign must:

22.5.1 Comply with all applicable governmental laws, statutes, regulations, rules, codes and ordinances;

22.5.2 Comply with the provisions of this Lease;

22.5.3 Have been approved in advance by all appropriate governmental agencies;

22.5.4 Have been approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). Failure by Landlord to advise Tenant in writing of its disapproval of Tenant’s Sign within twenty (20) days after receipt of Tenant’s written request for approval shall be deemed approval by Landlord; and

22.5.5 Comply with all instruments recorded or unrecorded against the Project.

22.6 Tenant’s Installation of Signs. Installation of Tenant’s Sign shall be in accordance with the procedures and requirements of Article 8 above, except to the extent in conflict with this Article 22. Tenant shall, at its sole cost and expense, install Tenant’s Sign. Such costs and expenses include, but are not limited, to the follows:

22.6.1 Costs of Tenant’s Sign;

22.6.2 Costs of obtaining permits and approvals;

22.6.3 Costs of installing, maintaining, repairing and replacing Tenant’s Sign;

22.6.4 The cost of any electrical consumption illuminating Tenant’s Sign which is in excess of Tenant’s standard usage allotment; and

22.6.5 Costs associated with the removal of Tenant’s Sign, repair of any damage caused by such removal, and restoration of the site(s) of Tenant’s Sign on the Building to the condition in which those portions of the Building existed before the installation of Tenant’s Sign excluding ordinary wear and tear and damage due to casualty.

22.7 Removal, Repair and Restoration. On termination or expiration of the Lease Term, on termination of Tenant’s Sign rights under this Article 22 or at any earlier time at Tenant’s election, Tenant shall remove, at its sole cost and expense, Tenant’s Sign, repair any damage caused by such removal and restore those parts of the Building on which Tenant’s Sign were located to the condition existed before the installation of Tenant’s Sign, ordinary wear and tear and damage due to casualty excepted. Such removal, repair and restoration shall be in accordance with the procedures and requirements of Article 8 above, except to the extent in conflict with this Article 22.

22.8 Maintenance of Tenant’s Sign. Tenant, at its sole cost and expense, shall at all time during the Lease Term maintain Tenant’s Sign in working order and first class condition.

22.9 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed or placed by Tenant outside of the Premises that have not been separately approved by Landlord may be removed with ten (10) days prior written notice by Landlord at the sole expense of Tenant. Except as otherwise set forth herein, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

ARTICLE 23

COMPLIANCE WITH LAW

23.1 Applicable Laws. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (“Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) the Alterations or Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or Tenant’s use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 23. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

23.2 Hazardous Materials. Tenant shall not cause or permit any Hazardous Material to be generated, brought into, used, stored, or disposed of in or about the Premises, Building or Project by Tenant or its agents, employees, contractors, subtenants, or invitees, except for such substances that are required in the ordinary course of Tenant’s business conducted on the Premises or are otherwise approved by Landlord. Tenant shall:

23.2.1 Use, store, and dispose of all such Hazardous Material in strict compliance with all applicable statutes, ordinances, and regulations in effect during the Lease Term that relate to public health and safety and protection of the environment (“Environmental Laws”), including those Environmental Laws identified in Section 23.6; and

23.2.2 Comply at all times during the Lease Term with all Environmental Laws.

23.3 Warranties; Notice of Release and Investigation. Tenant acknowledges receipt of that certain Report for Phases IV and V Site Characterization dated April 24, 1991, CEW Project No. 87-42254-01 prepared by Converse Environmental West, for Parker Hannifin Corporation (as amended and updated “CEW Report”) concerning certain contamination of ground water lying under or about or otherwise affecting the Project. Landlord warrants and represents to Tenant that, to Landlord’s actual knowledge without independent investigation or inquiry, as of the date of this Lease:

23.3.1 Except as provided in the CEW Report, there has been no release onto or under the Project of any Hazardous Material in violation of any Environmental Law;

23.3.2 The Building shall contain no PCBS, PCB-contaminated electrical equipment, or asbestos-containing materials; and

23.3.3 Except as provided in the CEW Report, Landlord has received no notice that the Project is in violation of any Environmental Law.

If, during the Lease Term (including any extensions), either Landlord or Tenant becomes aware of (i) any actual or threatened release of any Hazardous Material on, under, or about the Premises, Building or Project, or (ii) any inquiry, investigation, proceeding, or claim by any government agency or other person regarding the presence of Hazardous Material on, under, or about the Premises, Building or Project, that party shall give the other party written notice of the

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

release or investigation within five (5) days after learning of it and shall simultaneously furnish to the other party copies of any claims, notices of violation, reports, or other writings received by the party providing notice that concern the release or investigation.

23.4 Indemnification. Landlord and Tenant shall, at that party’s sole expense and with counsel reasonably acceptable to the other party, indemnify, defend, and hold harmless the other party and the other party’s shareholders, directors, officers, employees, partners, affiliates, and agents with respect to all losses arising out of or resulting from the release of any Hazardous Material in or about the Premises, Building or Project, or the violation of any Environmental Law, by that party or that party’s employees, agents, contractors, or invitees. This indemnification includes all losses, liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders, or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or termination of this Lease.

23.5 Remediation Obligations; Tenant’s Rights on Cleanup by Landlord. If the presence of any Hazardous Material brought onto the Premises, Building or Project by either Landlord or Tenant or by Landlord’s or Tenant’s employees, agents, contractors, or invitees results in contamination of the Premises, Building or Project, that party shall promptly take all necessary actions, at the party’s sole expense, to return the Premises, Building or Project to the condition that existed before the introduction of such Hazardous Material. Tenant shall first obtain Landlord’s approval of the proposed remedial action, which shall not be unreasonably withheld or delayed. This provision does not limit the indemnification obligations set forth in Section 23.4 above.

If Landlord undertakes any cleanup, detoxification, or similar action, whether or not required by any government or quasi-government agency, as a result of the presence, release, or disposal in or about the Building or Project of any Hazardous Material, and that action requires that Tenant be denied access to the Premises or Tenant is otherwise unable to conduct its business on the Premises for a period of greater than twenty-four (24) hours, Base Rent shall be abated for the period that Tenant is unable to conduct its business at the Premises. Subject to Section 23.4, the costs of any Hazardous Material testing, cleanup or remediation undertaken by Landlord during the Lease Term shall be borne by Landlord, shall not be included in Operating Expenses and shall not be the obligation of Tenant.

23.6 Definition of “Hazardous Material”. As used herein, the term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste that is or becomes regulated by the United States, the State of California, or any local government authority having jurisdiction over the Building or Project. Hazardous Material includes:

23.6.1 Any “hazardous substance,” as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) (42 United States Code Sections 9601-9675);

23.6.2 “Hazardous waste,” as that term is defined in the Resource Conservation and Recovery Act of 1976 (RCRA) (42 United States Code Sections 6901-6992k);

23.6.3 Any pollutant, contaminant, or hazardous, dangerous, or toxic chemical, material, or substance, within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders imposing liability or standards of conduct concerning any hazardous, dangerous, or toxic waste, substance, or material, now or hereafter in effect);

23.6.4 Petroleum products;

23.6.5 Radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code Sections 2011-2297g-4;

23.6.6 Asbestos in any form or condition; and

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

23.6.7 Polychlorinated biphenyls (PCBS) and substances or compounds containing PCBS.

ARTICLE 24

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within seven (7) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to ten percent (10%) or, if less, the highest rate permitted by applicable law.

ARTICLE 25

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

25.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

25.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 25.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 25.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 26

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable verbal notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 26, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages (other than personal injury and property damage to the extent caused by Landlord’s

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

negligence or willful misconduct in connection with an entry by Landlord into the Premises) or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 27

TENANT PARKING

27.1 Parking In General. Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, up to the amount of parking spaces set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking spaces shall pertain to the Project parking structure (“Parking Structure”) and, with respect to Building reserved parking spaces and in the Building subterranean reserved parking area. The location of the reserved parking spaces shall be mutually agreed upon by Landlord and Tenant. Tenant shall pay Landlord for automobile parking spaces at the time Base Rent is due on a monthly basis at the prevailing rate set forth in Section 9 of the Summary. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the Parking Structure and/or the Building subterranean reserved parking area by Tenant. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Structure and in the Building subterranean reserved parking area, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease.

27.2 Landlord Reservations. So long as Tenant’s use is not adversely and materially affected (and it is deemed not to be adversely and materially affected if reasonably comparable substitute parking is made available), Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Parking Structure and in the Building subterranean reserved parking area, at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Structure and in the Building subterranean reserved parking area, for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall operate the Parking Structure and any other parking facilities at the Project in a first class manner and shall have all the rights of control attributed hereby to the Landlord. The parking spaces used by Tenant pursuant to this Article 27 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not, except in the case of a Transfer approved by Landlord pursuant to Article 14 above, be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

27.3 Visitor Validations. Tenant may validate visitor parking by such method or methods as Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

27.4 Parking Pass System. Landlord shall install as part of the security system for the Building an access card recognition system for the Parking Structure and the Building subterranean reserved parking area. The number of parking facility access cards available to Tenant shall equal the number of parking spaces rented by Tenant. Effective on the first day of a calendar month, on at least thirty (30) days’ prior notice to Landlord, Tenant may decrease or increase the number of parking spaces which it rents in the Parking Structure or the Building

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

subterranean reserved parking area subject to the maximum number of parking spaces in each such facility as set forth in the Summary. Tenant shall pay the deposit established by Landlord for the Building and Parking Structure access cards which deposit shall initially be Fifteen Dollars ($15) per card.

ARTICLE 28

MISCELLANEOUS PROVISIONS

28.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

28.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

28.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

28.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require modification of this Lease, which modification will not cause an increase in cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute and acknowledge a short form of lease and deliver the same to Landlord within ten (10) days following the request therefor.

28.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

28.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

28.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

28.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

28.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

28.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

28.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

28.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

28.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 28.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership) or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

28.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

28.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

28.16 Force Majeure. An actual delay or stoppage resulting from fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy, war, invasion, insurrection, rebellion, riots, industry-wide labor strikes or lock-outs (which objectively preclude Landlord or Tenant from obtaining from any reasonable source, labor or substitute materials at a reasonable cost necessary for performing its respective obligations hereunder), or governmental acts, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

28.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

28.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by facsimile, if such facsimile is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier with verification of delivery requested, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the facsimile is transmitted if transmitted before 5:00 p.m. Pacific Time on a business day, otherwise on the next business day, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made (if made on a business day, otherwise on the next business day). As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Lakeshore Towers Limited Partnership Phase IV

18101 Von Karman Avenue, Suite 1220

Irvine, CA 92612

Attention: Building Manager

and

LTLP IV Corp.

c/o GE Investments

2029 Century Park East, Suite 2000

Los Angeles, CA 90067

Attention: Asset Manager

28.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

28.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

28.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

28.22 GOVERNING LAW; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

ACTION OR PROCEEDING ARISING THEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

28.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

28.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

28.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

28.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the words “Lakeshore” or the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

28.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

28.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

28.29 Development of the Project.

28.29.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

28.29.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

28.29.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

28.30 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Except for (i) emergencies, or (ii) repairs, alterations, improvements or additions required by governmental or quasi governmental authorities or court order or decree, such Renovations shall be performed in a manner so as not to materially interfere with Tenant’s access to the Premises or Parking Area. Subject to the forgoing, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

28.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

28.32 No Discrimination. Tenant covenants by and for itself, its successors and assigns, and all persons claiming under or through them, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of sex, marital status, age, race, color, religion, creed, national origin or ancestry, in the leasing, subleasing, renting, transferring, use, occupancy, tenure or enjoyment of the Premises herein leased, nor shall Tenant itself, or any person claiming under or through it, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenant’s lessees, sublessees, subtenants or vendees in the Premises.

28.33 Definition of Landlord. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time such covenant or obligation is to be performed, of the Building or the lessees under any ground lease of the Building, if any.

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

28.34 Tenant Representation With Respect to the General Electric Pension Trust. Tenant is not aware of any ownership relationship between Tenant and the General Electric Pension Trust or its affiliates, except to the extent Tenant is a publicly traded company and the General Electric Pension Trust or its affiliates may own shares of Tenant’s stock.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

LAKESHORE TOWERS LIMITED PARTNERSHIP PHASE IV, a California limited partnership

By:	LTLP IV CORP., a Delaware corporation, the sole General Partner of Lakeshore Towers Limited Partnership Phase IV

	By:	/s/ Bradford Barrett
	Its:	President 11/20/06

“Tenant”:

UNITED PANAM FINANCIAL CORP., a California corporation

By:	/s/ Ray Thousand
Its:	Chief Executive Officer and President

By:
Its:

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT A

LAKESHORE TOWERS

OUTLINE OF PREMISES

ATTACHED

EXHIBIT A– Page 1

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT B

LAKESHORE TOWERS

TENANT WORK LETTER

(Landlord Build)

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 28 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter. All references in this Tenant Work Letter to the “Premises” shall be deemed to refer to the Premises.

SECTION 1

DELIVERY OF THE PREMISES

Tenant acknowledges that Tenant has thoroughly examined the Premises. Except as otherwise set forth in this Tenant Work Letter, Tenant shall accept the Premises from Landlord in their presently existing, “as-is” condition as of the date of this Lease. The Base Building (as defined in this Lease) shall as of the date of delivery, be in good condition and working order, and, to the extent necessary to allow Tenant to legally occupy the Premises for general office use, shall comply with applicable building codes and other governmental laws, ordinances and regulations which were enacted prior to the date of delivery of the Premises to Tenant.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of One Million Forty-Four Thousand Nine Hundred Ninety-Five Dollars ($1,044,995.00) (which is Thirty-five Dollars ($35.00) multiplied by 29,857, which is the total usable square feet of the Premises) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). No portion of the Tenant Improvement Allowance, if any remaining after the completion of the Tenant Improvements shall be available for use by Tenant. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”) and no portion of the Tenant Improvement Allowance, if any, remaining after the completion of the Tenant Improvements shall be available for use by Tenant:

(i) payment of the fees of the Architect/Space Planner and the Engineers (as defined below), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Documents (as defined below);

(ii) the cost of any changes in the Base Building when such changes are required by the Construction Documents;

EXHIBIT B– Page 1

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

(iii) the cost of any changes to the Construction Documents or Tenant Improvements required by Code;

(iv) the cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, trash removal costs, parking fees, after-hours utilities usage, and contractors’ fees and general conditions;

(v) a portion of the costs of the tenant demising walls and public corridor walls and materials, if any, as designated by Landlord; and

(vi) a fee equal to Ten Thousand Four Hundred Forty-Nine and 95/100 Dollars ($10,449.95) (which is 1% of the Tenant Improvement Allowance) to be paid to Landlord as a fee for its supervision and administration of the construction of the Tenant Improvements.

Notwithstanding the foregoing the Tenant Improvements Allowance shall not include purchase and/or installation of data cabling, electrical work or floor coverings (collectively, the “Tenant’s Work”). All costs of the Tenant’s Work shall be paid by Tenant.

2.3 Building Standards. Landlord has established specifications for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (the “Building Standards”). The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Building Standards, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Building Standards. Landlord may make changes to the Building Standards from time to time.

SECTION 3

CONSTRUCTION DOCUMENTS

3.1 Selection of Architect/Space Planner/Construction Documents. Landlord has retained H. Henly Associates (the “Architect/Space Planner”) to prepare the Construction Documents. Landlord shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all engineering working drawings and specifications relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. The working drawings, specification and contract documents to be prepared by Architect/Space Planner and the Engineers hereunder shall be known collectively as the “Construction Documents.” All Construction Documents shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s approval. Landlord’s review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, Architect/Space Planner, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, Architect/Space Planner, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents, and Tenant’s waiver and indemnity set forth in Section 10.1 of this Lease shall specifically apply to the Construction Documents. Prior to the preparation of the Final Space Plan (as defined below), Tenant and the Architect/Space Planner shall meet with Landlord to discuss Landlord’s design parameters and code compliance.

3.2 Final Space Plan. The Architect/Space Planner shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

3.3 Final Construction Documents. The Architect/Space Planner and the Engineers shall complete the architectural and engineering drawings and specifications for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”) and shall submit the same to Landlord for Landlord’s approval.

EXHIBIT B– Page 2

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

3.4 Permits. The Final Construction Documents shall be approved by Landlord (the “Approved Construction Documents”) prior to the commencement of the construction of the Tenant Improvements. Tenant shall immediately deliver the Approved Construction Documents to Landlord who shall submit the Approved Construction Documents to the appropriate municipal authorities for all applicable building permits necessary to allow Contractor (as defined below) to commence and fully complete the construction of the Tenant Improvements (the “Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant’s responsibility. No changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Construction Documents if such change would directly or indirectly delay the Substantial Completion of the Premises (as defined below).

3.5 Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect/Space Planner, the Engineers, and Landlord to complete all phases of the Construction Documents and the permitting process and to receive the permits, and with Contractor for approval of the Cost Proposal (as defined) as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are referred to as the “Time Deadlines”. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A general contractor (“Contractor”) shall be retained by Landlord and shall construct the Tenant Improvements.

4.2 Cost Proposal. After the Approved Construction Documents are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal from the Contractor in accordance with the Approved Construction Documents, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements, including a separate itemization of the cost of the Tenant’s Work. Tenant shall approve the cost proposal (the “Cost Proposal”) and shall deliver the Cost Proposal to landlord within five (5) business days of the receipt of the Cost Proposal, and upon receipt of the Cost Proposal by Landlord, Landlord shall be released by Tenant to (i) retain the Contractor and (ii) purchase the items set forth in the Cost Proposal and commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date.”

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the amount by which the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord after the disbursement of Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Documents or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the

EXHIBIT B– Page 3

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

Approved Construction Documents and the Cost Proposal and Landlord shall supervise the construction by Contractor.

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.3.4 Tenant’s Covenants. . Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause Contractor and Architect/Space Planner to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose.

4.4 Copy of Updated Approved Construction Documents Plans. Landlord shall cause the Contractor (i) to update the Approved Construction Documents through annotated changes, as necessary, to reflect all changes made to the Approved Construction Documents during the course of construction, (ii) to certify to the best of Contractor’s knowledge that such updated Approved Construction Documents are true and correct, which certification shall survive the expiration or termination of this Lease, and (iii) to deliver to Landlord one (1) set of reproducibles (in a form acceptable to Landlord) and a CAD disk of such updated Approved Construction Documents on or before the date set forth in Schedule 1.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed ready for occupancy by Tenant upon the Substantial Completion of the Premises in any event no sooner than March 1, 2006. For purposes of this Lease, the Premises shall be deemed “substantially complete” and “Substantial Completion” of the Premises shall occur upon the issuance of a temporary certificate of occupancy for the Premises (except as delayed as set forth in Section 5.2.4 of this Tenant Work Letter) and the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Construction Documents, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. As soon as reasonably possible after the Lease Commencement Date, Landlord and Tenant shall conduct a walk-through of the Premises to identify punch list items with respect to the Tenant Improvements. Landlord shall correct all such punch list items as soon as reasonably possible after the walk-through.

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in Article 2 of the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in Article 2 of the Lease, as a direct, indirect, partial, or total result of (collectively “Tenant Delays”):

5.2.1 Tenant’s failure to comply with the Time Deadlines;

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4 Changes in any of the Construction Documents after approval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5 Tenant’s request for changes in the Approved Construction Documents;

5.2.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of

EXHIBIT B– Page 4

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Building Standards;

5.2.7 Changes to the Base Building required by the Approved Construction Documents; or

5.2.8 Any other acts or omissions of Tenant, or its agents, or employees then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Landlord shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated Justin White as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated Lori Schulte as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the master labor agreements existing between trade unions and the Southern California Chapter of the Associated General Contractors of America.

6.5 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 19.1 of this Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B– Page 5

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT C

LAKESHORE TOWERS

PROJECT LEGAL DESCRIPTION

ATTACHED

EXHIBIT C– Page 1

LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT D

LAKESHORE TOWERS

NOTICE OF LEASE COMMENCEMENT DATE

To:	United PanAm Financial Corp.
Attn: Justin White
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612

Re:	Office Lease dated October __, 2006 between Lakeshore Towers Limited Partnership Phase IV, a California limited partnership (“Landlord”), and United PanAm Financial Corp., a California corporation, (“Tenant”) concerning Suites and 300 on the second and third floors of the office building located at 18191 Von Karman Avenue, Irvine, California.

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on , 200 (“Lease Commencement Date”) for a term of ending on , 200__.

2.	Base Rent commenced to accrue on , 200__, in the amount of $ per month.

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Rent checks shall be made payable to at , , California.

5.	The exact number of rentable/usable square feet within the Premises is / square feet.

6.	Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is %.

“Landlord”:

LAKESHORE TOWERS LIMITED PARTNERSHIP PHASE IV, a California limited partnership

By:	LTLP IV CORP., a Delaware corporation, the sole General Partner of Lakeshore Towers Limited Partnership Phase IV

By:
Its:

Agreed to and accepted as

of                     , 200_.

“Tenant”:

United PanAm Financial Corp., a California corporation,

By:
Its:

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

By:
Its:

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT E

LAKESHORE TOWERS

DIRECT EXPENSES ALLOCATION

Common Area Expenses as defined in Paragraph 2.12 of the CC&Rs shall be assessed to the various buildings in the Project pursuant to paragraph 10 of the CC&Rs. Paragraph 10.5 of the CC&Rs provides for allocation of assessments in an equitable manner based on relative gross square footage of the buildings. The ratios are as follows:

Building I – Office	401,789 sq. ft.	45.6%

Building I – Retail	6,000 sq. ft.	0.7%

Restaurant	12,100 sq. ft.	1.4%

Sporting Club	89,940 sq. ft.	10.2%

Building II	129,206 sq. ft.	14.7%

Building III	241,505 sq. ft.	27.4%

TOTAL	880,540 sq. ft.	100.0%

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT F

LAKESHORE TOWERS

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the Irvine, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

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7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not purchase maintenance or other like services from any person or persons not approved by Landlord. Ok for tenant to hang white boards, pictures, and bulletin boards w/o approval from Landlord.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the

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purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Irvine, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with the State of California “No Smoking” law set forth in California Labor Code Section 6404.5, and any local “No Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32. Tenant shall have the exclusive right to use its reserved parking spaces, if any, from 8:00 A.M. to 6:00 P.M. Monday through Friday.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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EXHIBIT G

LAKESHORE TOWERS

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                     ,              by and between                      as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the office building located at                     ,                     , California                     , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on                         .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $                        .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the              day of                     ,             .

“Tenant”:
_________________________________________,
a ________________________________________

By:
Its:

By:
Its:

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LAKESHORE TOWERS BUILDING II [United PanAm Financial Corp.]

EXHIBIT H

EYEBROW SIGN LOCATION

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EXHIBIT I

TENANT BUILDING TOP SIGN

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